Exhibit 99.1

Google to Acquire DoubleClick

Combination Will Significantly Expand Opportunities for Advertisers, Agencies and Publishers and Improve Users’ Online Experience

MOUNTAIN VIEW, Calif., April 13, 2007—Google Inc. (NASDAQ: GOOG) announced today a definitive agreement to acquire DoubleClick Inc., a global leader in digital marketing technology and services, for $3.1 billion in cash from San Francisco-based private equity firm Hellman & Friedman along with JMI Equity and management. The acquisition will combine DoubleClick’s expertise in ad management technology for media buyers and sellers with Google’s leading advertising platform and publisher monetization services.

The combination of Google and DoubleClick will offer superior tools for targeting, serving and analyzing online ads of all types, significantly benefiting customers and consumers:

•	For users, the combined company will deliver an improved experience on the web, by increasing the relevancy and the quality of the ads they see.

•	For online publishers, the combination provides access to new advertisers, which creates a powerful opportunity to monetize their inventory more efficiently.

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For agencies and advertisers, Google and DoubleClick will provide an easy and efficient way to manage both search and display ads in one place. They will be able to optimize their ad spending across different online media using a common set of metrics.

“It has been our vision to make Internet advertising better—less intrusive, more effective, and more useful. Together with DoubleClick, Google will make the Internet more efficient for end users, advertisers, and publishers,” said Sergey Brin, Google’s Co-Founder and President, Technology.

“DoubleClick’s technology is widely adopted by leading advertisers, publishers and agencies, and the combination of the two companies will accelerate the adoption of Google’s innovative advances in display advertising,” said Eric Schmidt, Chief Executive Officer of Google.

“This transaction will strengthen our advertising network by expanding our access to publisher inventory and enabling us to serve the needs of a broader set of advertisers and ad agencies,” said Tim Armstrong, Google’s President, Advertising and Commerce, North America.

“Google is the absolute perfect partner for us,” said David Rosenblatt, Chief Executive Officer of DoubleClick. “Combining DoubleClick’s cutting edge digital solutions for both media buyers and sellers with Google’s scale and innovative resources will bring tremendous value to both our employees and clients.”

“When we acquired DoubleClick in July 2005, we saw an opportunity to partner with a great management team to further enhance the company’s capabilities and growth trajectory,” said Philip Hammarskjold, Managing Director of Hellman & Friedman. “This transaction affirms the successful transformation of DoubleClick, positions the firm for the future, and greatly benefits our investors.”

Both companies have approved the transaction, which is subject to customary closing conditions, and is expected to close by the end of the year.

Webcast and Conference Call Information

The company will host a conference call and webcast at 2:45 p.m. Pacific Time (5:45 p.m. Eastern Time) today to discuss the acquisition. To access the conference call, please dial 866-288-0543 domestic and 913-312-6664 internationally. A replay of the call will be available until midnight, Friday, April 20, 2007 at 888-203-1112 domestically and 719-457-0820 internationally. Confirmation code for the replay is 8456893. A live audio webcast of the conference call will be available at http://investor.google.com/webcast.html.

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About DoubleClick, Inc.

DoubleClick is a provider of digital marketing technology and services. The world’s top marketers, publishers and agencies utilize DoubleClick’s expertise in ad serving, rich media, video, search and affiliate marketing to help them make the most of the digital medium. From its position at the nerve center of digital marketing, DoubleClick provides superior insights and insider knowledge to its customers. Headquartered in New York, and with 17 offices and development hubs and 15 data centers worldwide, the company employs more than 1200 people and delivers billions of digital communications every day. Learn more at www.doubleclick.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Google’s and DoubleClick’s ability to close the transaction and the expected timing of the transaction, Google’s plans to provide a better user experience on the web, expected benefits of the transaction, including the ability of advertisers and agencies to better optimize their ad spending, the ability of publishers to more efficiently monetize their unsold inventory, Google’s ability to make internet advertising more useful and relevant, and whether this transaction will strengthen Google’s advertising network. These statements are based on the current expectations or beliefs of management of Google Inc., and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) changes in economic, business, competitive, technological and/or regulatory factors, (2) failure to receive regulatory approval for the acquisition, (3) failure to compete successfully in this highly competitive and rapidly changing marketplace, (4) failure to retain key employees, and (5) other factors affecting the operation of the respective businesses of Google and DoubleClick. More detailed information about these factors may be found in filings by Google, as applicable, with the Securities and Exchange Commission, including their respective most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Google is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Google Media: Jon Murchinson 650.253.4437 jonm@google.com	Investors: Maria Shim 650.253.7663 marias@google.com	DoubleClick Inc: Robb Malin 917.862.0274 ram@abmac.com	Hellman & Friedman: Steve Bruce 212.371.5999 sb@abmac.com Dan Hilley 213.630.6550 dch@abmac.com